TRANSITION AGREEMENT AND RELEASE

This Transition and Separation Agreement (“Agreement”), dated as of August 11, 2020 is made and entered into by and between Inseego Corp., and its subsidiaries (“Inseego” or the “Company”), and Stephen M. Smith (“Executive”).

Recitals

A.       Executive and Inseego have mutually agreed that Executive’s employment with the Company shall end effective as of August 14, 2020 (the “Employment Termination Date”).

B.       Executive desires to provide transition services as a consultant to Inseego and remain eligible for certain compensation in connection with such services and Inseego would like to receive transition services in Executive’s areas of expertise to assist the Company in transitioning Executive’s duties and responsibilities.

C.     In order to facilitate such services, Executive and Inseego have agreed that, Executive shall serve as a consultant to Inseego from the Employment Termination Date through December 31, 2020 (the “Transition Completion Date”); and

D.       Inseego and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation from employment, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive the employment relationship and termination thereof.

Agreement

1.           Transition Services. Inseego and Executive agree that Executive’s employment with the Company shall end on the Employment Termination Date, and that Executive shall provide transition services to Inseego, as reasonably requested by Inseego, from the Employment Termination Date through the Transition Completion Date.

2.           Resignation as Officer. Effective as of the end of the business day on the Employment Termination Date, Executive shall cease to constitute an officer of Inseego and all its subsidiaries. Executive hereby agrees to execute such additional documents determined necessary or appropriate by Inseego to effect Executive’s resignation as an officer of Inseego and any of its subsidiaries, provided, that any such documents shall be consistent with the terms of this Agreement.

3.           Effective Date. This Agreement shall not become effective until the eighth (8th) day after Executive and Inseego execute this Agreement. Such date shall be the “Effective Date” of this Agreement.

4.           Benefits During Transition.

(A)       In exchange for the transition services provided during the Transition Period (as defined below), the general release of claims and other good and valuable consideration, Inseego agrees to pay the Executive a total of $175,000 (the “Payments”). The Payments shall be paid to you in the form of salary continuation, given that your annual salary is of $350,000, you will be paid semi-monthly the amount of $14,583.33 less authorized deductions and applicable withholding taxes commencing on the first normally-scheduled Company payroll date following the Employment Termination Date until you have received aggregate severance payments under this paragraph totaling $175,000; provided, however, that Executive acknowledges that Executive is not entitled to receive the Payments unless Executive executes and does not revoke this Agreement, and that no payments due to Executive hereunder shall be made or begin before the Effective Date. The Payments shall be subject to all standard payroll deductions and will cover withholdings for taxes including federal and state income taxes.

(B)       Executive will be paid out for all accrued PTO as of the Employment Termination Date, and PTO days shall not accrue during the Transition Period. Executive shall also be paid any unpaid expenses incurred in connection with his Employment through the Employment Termination Date as well as any pre-approved expenses incurred during the Transition Period.

(C)       From the end of the working day on the Employment Termination Date through the Transition Completion Date (the “Transition Period”), Executive shall be available as a consultant to provide transition services in Executive’s areas of expertise and work experience and responsibility, as reasonably requested by Inseego (the “Transition Services”). During the Transition Period, Executive will not be required to regularly report to the Company’s offices but agrees to make himself available, including to come into the Company’s offices, upon reasonable notice by the Company. If Executive provides more than 40 hours of Transition Services in a calendar month, Inseego will pay Executive an hourly rate of $200 per hour for each hour in excess of 40 hours, subject to any applicable withholdings. Executive shall continue to be a “Service Provider” of the Company as defined in the 2018 Omnibus Incentive Compensation Plan, as amended (the “2018 Incentive Plan”). Accordingly, in accordance with the terms of the 2018 Incentive Plan, all of Executive’s awards under the 2018 Incentive Plan shall continue to vest during the Transition Period. In addition, the post-termination exercise period for the all Executive’s awards under the 2018 Incentive Plan shall be extended through 90 days after the end of the Transition Period (i.e., through March 31, 2021).

(D)       If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the nine (9) month anniversary of the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive’s plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. The Company shall have no obligation to make any payment under this subsection (c) if it reasonably determines that doing so would cause adverse consequences under Section 105(h) of the Internal Revenue Code or the Patient Protection and Affordable Care Act or other similar law.

(E)    Except with respect to COBRA as set forth in the preceding paragraph, Executive will not be eligible to receive any benefits including after the Employment Termination Date.

(F)    Executive shall receive a pro rata bonus for fiscal 2020 based on achievement of the applicable performance goals for the fiscal year of termination based on the number of days in the fiscal year during which Executive was employed as compared to 365, which shall be based on actual achievement of corporate performance goals and criteria as determined by the Board, shall be based on assumed full achievement of any individual performance goal and criteria, and shall be paid to Executive at the time such bonuses normally are paid, but not later than the March 15 of the calendar year following the Covered Termination. Any such pro rata bonus shall be paid in a single cash lump sum, less authorized deductions and applicable withholding taxes.

(G)    Except as set forth herein, Executive will not be eligible for any other payments from Inseego, and all payments hereunder constitute any and all payments due to Executive in connection with his employment and the separation form the Company.

3.       General Release of Claims.

(A)       In exchange for the consideration provided in this Agreement, Executive and Executive’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge Inseego, its subsidiaries and other corporate affiliates and each of their respective Executives, officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Released Parties”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, obligations, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, (collectively “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to (i) Executive's hire, benefits, employment, termination or separation from employment with Inseego and (ii) any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before, and including, the date of Executive’s execution of this Agreement, including, but not limited to (A) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Executive Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, as amended, and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (B) any tort and/or contract claims, including, but not limited to, any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and Executive does not waive, release or discharge any (i) right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers' compensation or unemployment laws; (iii) indemnification rights Executive has against Inseego, and/or (iv) any other claims that cannot be waived by law.

(B)       In further consideration of the payments and benefits provided to Executive by this Agreement, the Releasors hereby unconditionally release and forever discharge the Released Parties from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended. By signing this Agreement, Executive hereby acknowledges and confirms that: (i) in connection with Executive's termination of employment, Executive has been advised by Inseego to consult with an attorney of Executive’s choice before signing this Agreement to have the attorney explain the terms and effect of signing this Agreement, including Executive's release of claims under the ADEA, and that Executive has in fact consulted with an attorney; (ii) Executive was given no less than 21 days to consider the terms of the Agreement and consult with an attorney of Executive’s choice; (iii) Executive is providing this release in exchange for consideration in addition to that which Executive is already entitled; (iv) Executive understands that Executive has seven (7) days from the date of signing this Agreement to revoke the release in this paragraph by providing Inseego with a written notice of Executive's revocation of the release and waiver contained in this paragraph; (vii) Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which Executive signs this Agreement and (viii) Executive knowingly and voluntarily accepts the terms of this Agreement.

(C)       Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Released Parties based upon or relating to any of the claims released pursuant to this Agreement. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that Executive will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Released Parties. In accordance with 29 C.F.R. § 1625.23(b), nothing in this covenant not to sue is intended to preclude Executive from challenging the validity of this Agreement under the OWBPA, 29 U.S.C. § 626(f), with respect to claims under the ADEA, and Inseego shall not be entitled to recover any consideration paid under this Agreement, damages or its attorneys’ fees and costs resulting from such challenge.

(D)       Nothing in this Agreement shall interfere with Executive’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by, or provide information to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or other federal or state regulatory or law enforcement agency.

(E)       This Release shall be a release of all claims, whether known or unknown, and Executive hereby expressly waives and release all rights reserved to Executive by Section 1542 of Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(F)       Executive understands and acknowledges that the significance and consequence of the foregoing waiver of Section 1542 of the Civil Code is that even if Executive should eventually suffer damages from Inseego (including, but not limited to, as arising out of Executive’s employment with Inseego), Executive will not be permitted to make any claim whatsoever for those damages. Furthermore, Executive acknowledges and understands that Executive intends such consequences even as to claims for injury or damages that may exist as of the date for this Agreement but which Executive does not know exists, and which, if known, would materially affect Executive's decision to execute this Agreement. Executive further acknowledges and understands that the foregoing release is operative regardless of the reasons for Executive’s lack of knowledge of such claims (whether the lack of knowledge is a result of ignorance, oversight, error, negligence, or any other cause, and regardless of whether such cause is through no fault of Executive or through the fault of Inseego).

4.       Executive Representations. Executive specifically represents, warrants and confirms that: (a) throughout Executive’s employment, Executive was fully paid all amounts due from Inseego and appropriately compensated for all hours worked in accordance with the Fair Labor Standards Act and other applicable law, if any; (b) throughout Executive’s employment, Executive has been provided with all leave to which Executive was entitled under Inseego’s policies and applicable law; (c) Executive has no claims, complaints or actions of any kind filed against the Released Parties with any court of law, or local, state or federal government or agency; (d) Executive has not engaged in, is not aware of, or has fully disclosed to Inseego, any matters for which Executive was responsible or which came to Executive’s attention as an Executive of Inseego that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against Inseego.

5.       No Admission of Wrongdoing or Liability. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by Inseego or the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.       Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person except Executive’s immediate family members, legal advisors, financial planners, or tax preparers who are also bound by this confidentiality provision, or as required by legal process.

7.       Continuing Obligations. Executive acknowledges and agrees to comply with Executive’s continuing obligations under the Confidential Information and Invention Assignment Agreement between Executive and Inseego (the “Confidentiality Agreement”), including but not limited to Executive's obligations not to use or disclose, at any time, any trade secret, confidential or proprietary information of the Company.

8.       Non-Disparagement. Executive and Inseego each agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other party or any of the Released Parties. This Section does not, in any way, restrict or impede either party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to Inseego’s Senior Vice President & General Counsel.

9.       Inseego Property. On or before the Transition Completion Date, Executive must return all company property, including identification cards or badges, access codes or devices, keys, credit cards, electronically stored documents or files, physical files and any other company property in Executive's possession. Executive further represents that Executive has not copied, printed or caused to be copied or printed out any documents or other material originating with or belonging to Inseego. Notwithstanding the foregoing Executive shall keep his laptop computer and mobile phone (currently in his name) provided that all Company Data shall be removed by Executive prior to the Transition Completion Date

10.     Cooperation. The parties agree that certain matters in which Executive has been involved during Executive’s employment may necessitate Executive's cooperation with Inseego in the future. Accordingly, for a period of six months following the Transition Completion Date, to the extent reasonably requested by Inseego, Executive shall cooperate with Inseego in connection with matters arising out of Executive's service to Inseego; provided that, Inseego shall make reasonable efforts to minimize disruption of Executive's other activities. Inseego shall reimburse Executive for reasonable expenses incurred in connection with such cooperation subsequent to the Transition Completion Date.

11.     Knowing and Voluntary Acknowledgement. Executive specifically agrees and acknowledges that: (a) Executive has read this Agreement in its entirety and understands all of its terms; (b) Executive has been advised of and Executive’s right to, and provided an opportunity to, consult with Executive’s attorney prior to executing this Agreement; (c) Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (d) Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (e) Executive is not waiving or releasing rights or claims that may arise after Executive’s execution of this Agreement; and that (f) Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of Executive’s employment with Inseego.

12.     Breach of Agreement. If Executive breaches any provision of this Agreement, to the maximum extent permitted by applicable law, Inseego shall be relieved of all liability and obligations to make any further payments under this Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action.

13.     Mutual Arbitration Agreement. Inseego and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement shall be exclusively settled by final and binding arbitration in San Diego County, California before a single arbitrator appointed by the Judicial Arbitration Mediation Service (“JAMS”) and shall be conducted in accordance with JAMS Streamlined Arbitration Rules & Procedures. The arbitrator may grant any and all injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction thereof. The prevailing party in any arbitration or action to enforce or interpret this Agreement shall be entitled to an award to recover any and all attorneys' fees, costs and expenses. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than legal counsel, accountants, and financial advisors or as required by applicable law.

EXECUTIVE UNDERSTANDS AND ACKNOWLEDGES THAT THIS PARAGRAPH 13 CONSTITUTES AN EXPRESS WAIVER OF ANY RIGHT TO A TRIAL IN COURT (INCLUDING, WITHOUT LIMITATION, A JURY TRIAL).

 14.     Miscellaneous Provisions.

(A)       This Agreement contains the complete, entire understanding of the parties. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided, however, that (i) Executive's surviving obligations under the Confidentiality Agreement and this Agreement; (ii) Executive’s rights with respect to outstanding awards pursuant to the 2018 Incentive Plan; and (iii) Executive’s surviving rights under the Indemnification Agreement between Executive and the Company dated August 21, 2017, remain in full force and effect in accordance with their terms and shall remain unaffected by virtue of this Agreement. This Agreement may be amended or modified only by an agreement in writing. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Agreement, which shall continue and remain in full force and effect.

(B)       All of the terms and provisions of this Agreement shall be binding upon each of the parties hereto and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, personal representatives, successors and permitted assigns. Executive may not assign this Agreement or any right or obligation hereunder without the express and prior written consent of Inseego.

(C)       The parties agree that this Agreement shall be construed, enforced and governed by the laws of the State of California, excluding its conflict of laws rules.

(D)       Each of the parties hereto shall execute any and all other documents or instruments necessary or mutually desirable in order to carry out the provisions of this Agreement in good faith.

(E)       No provision of this Agreement shall be interpreted for or against any party hereto because any such party or any such party's legal counsel drafted such provision. This Agreement shall be deemed to have been duly drafted and reviewed and review by each of the parties hereof.

(F)       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of original signature via facsimile or electronic transmission.

(G)       Each of the parties hereof has been adequately represented by legal counsel or has had adequate opportunity to consult with legal counsel and has affirmatively chosen to waive the right to do so. Neither party may raise any claim or defense in any interpretation of this Agreement or otherwise that asserts that: (i) such party was not adequately involved in the drafting and review of this Agreement; (ii) such party was not adequately represented by legal counsel; (iii) such party did not fully understand each of the terms and conditions of this Agreement; or (iv) such party did not intend to be legally bound by each and every provision hereof.

15.    Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT EXECUTIVE IS GIVING UP AND WAIVING IMPORTANT LEGAL RIGHTS.

IN WITNESS WHEREOF the parties have hereby executed this Agreement as of the date written below.

EXECUTIVE

By:	/s/ STEPHEN M. SMITH	Date:	8/7/2020
Stephen M. Smith

INSEEGO CORP.

By:	/S/ DAN MONDOR	Date:	8/11/2020
Dan Mondor
Chairman & CEO